ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this “Agreement”) is entered into and effective as of February 19, 2002 (the “Execution Date”), by and between Project 1000, Inc., a Nevada corporation with a place of business at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 (“P1”), on the one hand, and Fan Energy, Inc., a Nevada corporation, with a place of business at 11811 North Tatum Blvd. Suite 3031, Phoenix, AZ 85028 (“FEI”), on the other hand.

        1.     STATEMENT OF PURPOSE

1.1. P1 desires to sell to FEI, and FEI desires to purchase from P1, the Assets;

1.2. FEI desires to purchase, and P1 desires to sell, only the specific Assets as defined herein on the Execution Date;

1.3. Simultaneously with the consummation of the transactions contemplated hereby, P1 and FEI each desires to appoint a new Board of Directors ("Board") for FEI in connection with such sale; and

1.4. NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FEI and P1, intending to be legally bound, hereby agree as follows:

        2.     DEFINITIONS

2.1. “ACCOUNTS RECEIVABLE” means all accounts receivable of P1 relating to the conduct and operation of its business as it relates to the Assets as of the Closing Date and all rights of P1 to payment for goods or services rendered by P1 in connection with the Assets on or prior to the Closing Date.

2.2. “AFFILIATE” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such first Person.

2.3. “APPLICABLE LAW” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Governmental Authorities.

2.4. “ASSETS” means the specific assets of P1, both tangible and non-tangible, as listed in Schedule 2.4 attached hereto and in Sections 2.4 and 2.5 below:

2.4.1. P1‘s “Digital Content Cloaking Technology™", known as MediaClôQ™ or MediaMaker™ (“P1 Technology”), which is a set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks. The Assets include, but are not limited to, P1‘s proprietary technology as set forth in Schedule 2.4 which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1 Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that is required and/or relevant to FEI’s development of current and future versions of FEI Products.

2.4.2. All Inventory associated with the Assets;

2.4.3. The Documentation;

2.4.4. The Assumed Contracts;

2.4.5. The Physical Assets;

2.4.6. The Schedule 2.4 Asset list;

2.4.7. The Proprietary Rights;

2.4.8. All goodwill associated with the Assets; and

2.4.9. All of P1‘s rights under manufacturers’ and vendors’ warranties relating to items included in the Physical Assets and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable.

2.4.11 Gross Assets as referred to in this Agreement is defined as the total value of the Assets without any deduction whatsoever, including claims, liabilities and liens that may be associated therewith.

2.5 “Assets” also means the Additional Assets (“Additional Assets”), including, but not limited to, the following Assets as identified on Schedule 2.5 attached hereto:

2.5.1 All other assets acquired subsequent to the Execution Date

2.6. “ASSUMED CONTRACTS” means all Customer Agreements, service agreements, independent contractor agreements and other agreements (including all material related documentation) between P1 and any third party to the extent pertaining to the Assets and which are either (a) assignable by P1 to FEI as of the Closing Date or (b) assignable by P1 to FEI after the Closing Date. All such contracts that are assignable by P1 to FEI as of the Closing Date are set forth-on Schedule 2.6 attached hereto and made a part hereof.

2.7. “FEI” means FEI and its officers, directors, shareholders, affiliates, predecessors, successors and agents.

2.8. “CHANGE OF CONTROL” means, with respect to any Person, such Person either:

2.8.1. Becomes a Subsidiary of another Person; or

2.8.2. Any person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Execution Date) shall come to own, directly or indirectly, beneficially or of record, voting securities representing more than 50% of the total voting power of such Person.

2.9. “CLAIM” means a written notice asserting a breach of a representation, warranty or covenant specified in this Agreement, which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and an estimate (if then reasonable to make) of the amount involved in such breach.

2.10. “CLOSING” means the closing of the transactions contemplated by this Agreement.

2.11. “CLOSING DATE” has the meaning set forth in Section 3.

2.12. “CONFIDENTIAL INFORMATION” has the meaning set forth in Section 8.1 hereof.

2.13. “CONSENTS” means all of the consents or approvals of Governmental Authorities and other third parties necessary to sell, transfer and assign the Assets to FEI and to otherwise consummate the transactions contemplated hereby in compliance with all Applicable Law.

2.14. “CONTROL” means having the power to direct the affairs of a Person by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Person or (ii) having the right to direct the general management of the affairs of such Person by contract or otherwise.

2.15. “CUSTOMER AGREEMENT” means any and all licenses, leases, distribution and maintenance agreements whereby P1 has authorized any third party to use or distribute any of its Assets as of the Closing Date.

2.16. “DAMAGES” means all claims, liabilities, demands, impositions, causes of action, losses, investigations, proceedings, damages, penalties, fines, assessments, deficiencies, interest, expenses and judgments, including reasonable attorneys’ fees and disbursements.

2.17. “DOCUMENTATION” means all documentation in P1‘s possession, custody or control pertaining to its Assets, including, any marketing materials, product specifications, flow charts, diagrams, algorithms, other design documentation, training manuals, bug lists, and any electronic machine-readable versions of the same, and a summary of P1‘s current promotional activity with respect to its Assets, any and all records of customer service issues and/or responses, and any and all written notes, plans and other documentation describing problems with respect to the Assets and proposed and implemented solutions therefor, if any, written proposals with respect to future development of the Assets, or other matters related to the use, operation, development or enhancement of the Assets.

2.18. “EXECUTION DATE” means the date of this Agreement.

2.19. “GOVERNMENTAL AUTHORITY” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitrational body, whether federal, state or local.

2.20. “GOVERNMENTAL ORDER” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

2.21. “INDEMNIFIED PARTY” means the party, who is entitled to indemnification for, and to be held harmless with respect to, Damages, as provided under the terms and subject to the conditions of this Agreement.

2.22. “INDEMNIFYING PARTY” means the party who is obligated to indemnify, and to hold harmless, the other party hereto with respect to Damages, as provided under the terms and subject to the conditions of this Agreement.

2.23. “INVENTORY” means all raw materials, all work-in-process, and all parts and structures in P1‘s possession or control on the Closing Date that are connected in any way to the Assets.

2.24. “MATERIAL ADVERSE CHANGE” or “MATERIAL ADVERSE EFFECT” means any change or effect that is materially adverse to the Assets, the business operations related to the Assets or the transactions contemplated by this Agreement.

2.25. “P1” means P1 and its officers, directors, shareholders, affiliates, predecessors, successors and agents.

2.26. “P1 TRADEMARKS” means any and all trademarks, trade names, service marks, logos and similar designations of source of origin owned by P1.

2.27. “NON-ASSUMED CONTRACTS” shall mean all Customer Agreements that are not assigned to FEI as Assumed Contracts pursuant to this Agreement.

2.28. “OUTSTANDING LICENSE AGREEMENTS” means the license agreements by and between P1 and a third party pursuant to which such third party is granted certain rights and licenses to the Assets, the Documentation or the Proprietary Rights and which are set forth on Schedule 2.28 attached hereto and made a part hereof.

2.29. “PATENTS” means the patents, patent applications, and invention disclosures that are set forth on Schedule 2.29 attached hereto and made a part hereof. The term Patents includes all divisions, reissues, continuations, continuations-in-part, reexaminations, and extensions thereof and corresponding foreign patents and patent applications corresponding to those patents listed on Schedule 2.29.

2.30. “PERMITTED LIENS” means (i) liens for Taxes not yet due or payable; (ii) liens and other encumbrances on the Assets as specifically listed in Schedule 2.30 attached hereto and (ii) inchoate materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, employees’ or other like liens arising in the ordinary course of business and for which payment is not overdue.

2.31. “PERSON” shall mean a natural person, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.32. “PHYSICAL ASSETS” means the items related to the Assets to be acquired in accordance herewith contained in Schedule 2.32 as attached hereto and in the Asset section on the P1 Balance Sheet as of January 31, 2002, attached hereto as Schedule 2.32, including, but not limited to, furniture, desks, file cabinets, copiers, personal computers, computer servers, test equipment, printers and laptops which are necessary to perform the duties in connection with maintaining the Assets and which are set forth on Schedule 2.32, attached hereto and made a part hereof.

2.33. “PROPRIETARY RIGHTS” means the Trademarks, the Patents, all registered and unregistered copyrights in or to the Assets and the Documentation and all applications for registration thereof, and all know-how, trade secrets, proprietary processes, formulae, business information, and other intellectual and industrial property rights in and to the Assets or the Documentation.

2.34. “PURCHASE PRICE” has the meaning set forth in Section 5.1.

2.35. “RELATED AGREEMENTS” means all agreements, instruments and certificates contemplated hereby and thereby.

2.36. “SUBSIDIARY” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by any other Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

2.37. “TAXES” OR INDIVIDUALLY “TAX,” means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition).

2.38. “TAX CODE” means the Internal Revenue Code of 1986, as amended.

2.39. “THIRD-PARTY CLAIM” means, in respect of the obligations of each Indemnifying Party hereunder, a claim asserted against the Indemnified Party by a third party.

2.40. “THRESHOLD AMOUNT” has the meaning set forth in Section 12.4.

2.41. “TRADEMARKS” means the trademarks, trade names, service marks, logos and similar designations of source and origin, and all registrations and applications for registration thereof which are set forth on Schedule 2.41 attached hereto and made a part hereof and all goodwill associated therewith.

2.42. “USER DOCUMENTATION” shall mean the user documentation needed to support and use the Assets, which shall include instructions for the use of each function thereof and any training materials related thereto.

2.43. “WAIVER AND CONFIDENTIALITY AGREEMENT” has the meaning set forth in Section 6.11.

        3.     CLOSING; CONDITIONS TO CLOSING; DELIVERIES

3.1. CLOSING. The Closing shall occur within five (5) business days following the satisfaction or waiver of the conditions precedent set forth in Sections 3.2 and 3.3 (the “Closing Date”) and shall be held at the offices of P1 in Phoenix, Arizona at 2:00 P.M. local time, or at such other time and place as P1 and FEI may mutually agree. Notwithstanding the actual time the deliveries of the parties hereto are made on the Closing Date, the parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., local time, on the Closing Date.

3.2. CONDITIONS TO OBLIGATIONS OF P1 TO CLOSE. The obligations of P1 to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by P1, provided, however, that in the event that any or all of such conditions are waived, such waiver shall be for all purposes and not only for purposes of closing the transactions contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under Section 12 hereof.

3.2.1. REPRESENTATIONS AND WARRANTIES; COVENANTS.

3.2.1.1. The representations and warranties of FEI contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and

3.2.1.2. The covenants and agreements contained in this Agreement to be complied with by FEI at or prior to the Closing shall have been complied with in all material respects.

3.2.2. COMPLIANCE WITH HSR ACT. Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been earlier terminated, and all governmental consents, authorizations or approvals required in connection with the transactions and their consummation contemplated by this Agreement shall have been obtained or given.

3.2.3. NO ORDER. No action or proceeding shall have been instituted against P1 or any of its Affiliates or any officer or director of P1 or any of its Affiliates which seeks to, or would render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof or creates or poses a risk of creating a limitation on P1 to own the FEI Shares, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.

3.2.4. OPINIONS OF COUNSEL. P1 shall have received from its counsel, attached hereto as Schedule 3.2.4, and from FEI’s counsel, dated as of the Closing Date in form and substance reasonably satisfactory to P1.

3.2.5. APPOINTMENT AND RESIGNATION OF DIRECTORS. FEI shall have appointed new Directors as mutually agreed upon by the parties.

3.2.6. CONFIRMATION OF SHAREHOLDERS. FEI shall have presented to P1 its latest shareholders list, attached hereto as Schedule 3.2.6. and, no more than 30 days after the Closing will deliver its Certified Shareholder's List as of one (1) business day prior to the Closing.

3.2.7. DELIVERIES. FEI shall have made or stand willing and able to make all the deliveries to P1 set forth in Section 3.5.

3.3. CONDITIONS TO OBLIGATIONS OF FEI. The obligations of FEI to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by FEI, provided, however, that in the event that any or all of such conditions are waived, such waiver shall be for all purposes and not only for purposes of closing the transactions contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under Section 12 hereof.

3.3.1. REPRESENTATIONS AND WARRANTIES; COVENANTS.

3.3.1.1. The representations and warranties of P1 contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and

3.3.1.2. The covenants and agreements contained in this Agreement to be complied with by P1 at or prior to the Closing shall have been complied with in all material respects.

3.3.2. COMPLIANCE WITH HRS ACT. Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been earlier terminated, and all governmental consents, authorizations or approvals required in connection with the transactions and their consummation contemplated by this Agreement shall have been obtained or given.

3.3.3. NO ORDER. No action or proceeding shall have been instituted against FEI or any of its Affiliates or any officer or director of FEI or any of its Affiliates which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by FEI of all or any material portion of the Assets as contemplated hereby, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.

3.3.4. CONSENTS AND APPROVALS. Each of the Consents shall have been duly obtained and delivered to FEI with no material adverse conditions imposed by any such Consent and no Material Adverse Change to the terms of any Assumed Contract with respect to which any Consent is obtained.

3.3.5. OPINIONS OF COUNSEL. FEI shall have received from its counsel, attached hereto as Schedule 3.3.5, and P1’s counsel, opinions dated as of the Closing Date in form and substance reasonably satisfactory to FEI.

3.3.6. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change since the date of this Agreement.

3.3.7. DELIVERIES. P1 shall have made or stand willing and able to make all the deliveries to FEI set forth in Section 3.4.

3.3.8 DUE DILIGENCE. FEI shall have completed to its satisfaction a Due Diligence Review prior to the Closing. Such review shall not have uncovered any material deficiency in the technology underlining the Assets that would impair the marketability of the Asset. Furthermore, as part of, and prior to the completion of FEI’s Due Diligence Review, P1 will present its preliminary operating budget and capitalization plan to the Board of Directors of FEI.

3.4. DELIVERIES BY P1. Prior to or on the Closing Date, P1 shall deliver, or cause to be delivered, to FEI the following, in form and substance reasonably satisfactory to FEI and its counsel:

3.4.1. TRANSFER DOCUMENTS. DULY EXECUTED COPIES OF THE FOLLOWING:

3.4.1.1. Bill of Sale for the Assets of P1, Assignment and Assumption Agreements, attached hereto as Schedule 3.4.1.1 in a form mutually agreed by and between FEI and P1;

3.4.1.2. Other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of FEI or its permitted assignees.

3.4.2. WAIVER AND CONFIDENTIALITY AGREEMENTS. Duly executed copies of the Waiver and Confidentiality Agreements contemplated under Section 6.11 hereof.

3.4.3. SECRETARY’S CERTIFICATE. Certificate, attached hereto as Schedule 3.4.3, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of P1 certifying (i) as to the Charter of P1, (ii) as to the Bylaws of P1, (iii) that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of P1, authorizing and approving the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (iv) as to the incumbency of the officers of P1 duly authorized to execute and deliver this Agreement and the Related Agreements.

3.4.4. OFFICER’S CERTIFICATE. Certificate, attached hereto as Schedule 3.4.4, dated as of the Closing Date, executed by the President or Vice President of P1, certifying that: (i) the representations and warranties of P1 in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated by this Agreement or occur in the ordinary course of business which do not singly or in the aggregate have a Material Adverse Effect) and (ii) P1 has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

3.4.5. GOOD STANDING CERTIFICATE. A certificate as to the good standing of P1, issued by the Secretary of State of the State of Nevada, dated no more than ten (10) days prior to the Closing.

3.4.6. ACCEPTANCE OF DIRECTOR’S APPOINTMENT. The new Directors for FEI shall each execute an acceptance certificate, attached hereto as Schedule 3.4.6, acknowledging and approving their appointment to the FEI Board effective at Closing.

3.4.7. OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of P1 by this Agreement, at or prior to the Closing, as FEI or its counsel may reasonably require. Additionally, P1 shall delver all schedules to the agreement prior to the Closing unless waived in Writing by FEI.

3.5. DELIVERIES BY FEI. Prior to or on the Closing Date, FEI shall deliver, or cause to be delivered, to P1 the following, in form and substance reasonably satisfactory to P1 and its counsel:

3.5.1. PURCHASE PRICE. The stock portion of the Purchase Price in FEI’s $0.001 par value common stock (“Shares”) by physical delivery to P1 no later than the Closing Date as directed in Section 5.1.

3.5.2. BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Duly executed Bill of Sale, Assignment and Assumption Agreement prepared by P1.

3.5.3. SECRETARY’S CERTIFICATE. Certificate, attached hereto as Schedule 3.5.3, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of FEI certifying (i) as to the Certificate of Incorporation of FEI, (ii) as to the Bylaws of FEI, (iii) that the resolutions, as attached to such certificate, were duly adopted by a majority of the current Board of Directors of FEI, authorizing and approving the execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and (iv) as to the incumbency of the officers of FEI duly authorized to execute and deliver this Agreement and the Related Agreements.

3.5.4. OFFICER’S CERTIFICATE. Certificate, attached hereto as Schedule 3.5.4, dated as of the Closing Date, executed by the President or Vice President of FEI, certifying that (i) the representations and warranties of FEI in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated this Agreement) and (ii) FEI has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

3.5.5. GOOD STANDING CERTIFICATE. A certificate as to the good standing of FEI, issued by the Secretary of State of the State of Nevada, dated not more than ten (10) days prior to the Closing.

3.5.6. APPOINTMENT AND RESIGNATION OF DIRECTORS. FEI shall have appointed the new Board of Directors.

3.5.7. OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of FEI by this Agreement, at or prior to the Closing, as P1 or its counsel may reasonably require. Additionally, FEI shall delver all schedules to the agreement prior to the Closing unless waived in Writing by P1.

        4.     SALE AND PURCHASE OF ASSETS

4.1. TRANSFER OF ASSETS.

4.1.1. Pursuant to the terms and subject to the conditions set forth in this Agreement, P1 hereby agrees to sell, grant, transfer, convey, assign and deliver to FEI on the Closing Date, and FEI agrees to purchase and acquire from P1 on the Closing Date, all right title and interest of P1 in and to the Assets, which, in combination with the Additional Assets, represents the P1‘s Assets.

4.1.2. P1 will provide customer service, technical maintenance and research and development support for the P1 Assets under terms and conditions to be mutually approved by the parties.

4.1.3. Subject to the provisions of Section 4.1.1 and 4.1.2, title to the Assets will be transferred by P1 to FEI on the Closing Date. Actual physical delivery may take place on multiple dates thereafter as determined by the parties in accordance with Section 3 herein. Notwithstanding anything in this Agreement to the contrary, all of the Assets shall be transferred no later than March 31, 2002.

4.2. ASSUMPTION OF ASSUMED CONTRACTS. Pursuant to the terms and subject to the conditions set forth in this Agreement, effective upon Closing, P1 shall assign to FEI all of P1‘s rights and obligations under the Assumed Contracts, which are assignable by P1 to FEI as of the Closing Date, and FEI shall accept such assignment and shall assume all responsibilities and obligations of P1 under such Assumed Contracts. Following the Closing Date, and pursuant to the terms and conditions set forth in this Agreement, P1 shall assign to FEI all of P1‘s rights and obligations under, and FEI shall accept such assignment and shall assume all responsibilities and obligations of P1 under, the Assumed Contracts which are assignable by P1 to FEI after the Closing Date.

4.3. LIMITATION ON ASSUMPTION. FEI shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of P1 with respect to the Assumed Contracts other than those which accrue (a) after the Closing Date with respect to Assumed Contracts assigned to FEI upon Closing, (b) after the effective date of the assignment with respect to any Assumed Contract assigned to FEI after the Closing Date, or (c) as listed in Schedule 4.3 attached hereto.

        5.     CONSIDERATION

5.1. TRANSFER OF ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in consideration for the sale, transfer, conveyance, and assignment of the Assets, FEI agrees to pay to P1 the following purchase price (the “Purchase Price”): Four Million Dollars ($4,000,000) in cash or cash equivalent, represented as follows: $3,500,000 in FEI’s $.001 par value common stock (the “Shares”) and $500,000 in cash to be paid no later than two (2) years from the Effective Date hereof. Subsequent to the purchase of the P1 Assets, FEI and P1 shall mutually agree on a third party valuation firm who will be retained by FEI to issue a valuation on the P1 Assets. Upon completion and acceptance of the valuation by FEI and in the event the valuation of the P1 Assets is below $2,000,000 or above $6,000,000, the purchase price shall be adjusted accordingly. If the number of Shares as adjusted is greater than the number of Shares issued initially in accordance herewith, FEI shall issue additional Shares to P1 within three business days after the valuation is completed and accepted by FEI. In the event the number of Shares as adjusted is less than the number of Shares initially issued, P1 shall return those Shares issued in excess of the Shares to be issued as adjusted within three business days after the valuation is completed and accepted by FEI. Notwithstanding the foregoing, the cash portion of the purchase price shall remain the same. The price per share of the Shares to be issued in accordance with this Section 5.1 shall be determined by the greater of the 30 day average of the Share closing trade price beginning on the day trading of the Shares on the Over The Counter Bulletin Board (“OTCBB”) commences and ending thirty days thereafter, or the audited book value of FEI’s assets on December 31, 2001, which shall be stated in FEI’s 10K filing for the year ending 2001. Notwithstanding anything herein to the contrary, FEI shall issue P1 a minimum of One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (1,166,667) Shares, payable at the Closing by physical transfer of shares in accordance with the transfer instructions delivered to P1‘s legal counsel by FEI no later than one (1) business day prior to the Closing to be held in escrow until such time as both the price per share as determined herein and the valuation of the Assets as provided for herein, and Five Hundred Thousand Dollars ($500,000) in cash or cash equivalent, to be paid no later than twenty-four months from the Effective Date hereof. All Shares issued shall be restricted, fully paid, and nonassessable and shall contain all customary rights, title and interest, including piggyback registration rights to any future registration of shares conducted by FEI. It shall be the responsibility of P1 to deliver to FEI an Accredited Investor Representation as well as Investor Representation prior to the Closing.

5.2. ALLOCATION OF PURCHASE PRICE. Within ninety (90) days following the Closing Date, FEI will provide to P1 an allocation statement (the “Asset Allocation Statement”) with FEI’s proposed allocation of the aggregate consideration payable pursuant to Section 5.1 among the Assets. Within fifteen (15) days after the receipt of such Asset Allocation Statement, P1 will propose to FEI any changes to such Asset Allocation Statement (and in the event no such changes are proposed in writing to FEI within such time period, P1 will be deemed to have agreed to, and accepted, the Asset Allocation Statement). P1 and FEI will endeavor in good faith to resolve any differences with respect to the Asset Allocation Statement within fifteen (15) days after FEI’s receipt of written notice of objection from P1.

5.2.1. Subject to Sections 5.2.2, the parties hereto agree (i) to use the allocations set forth in the Asset Allocation Statement provided by FEI to P1 pursuant to Section 5.2 above, for accounting, financial reporting and Tax purposes; (ii) that such allocations shall be in accordance with, and as provided by, Section 1060 of the Tax Code; and (iii) that any Tax returns or other Tax information they may file or cause to be filed with any Governmental Authority or fiscal intermediary shall be prepared and filed consistently with such allocation. The parties agree that, to the extent required, they will each properly and timely file Form 8594 in accordance with Section 1060 of the Tax Code.

5.2.2. If P1 withholds its consent, in the manner and within the time period specified in Section 5.2, to the allocation reflected in the Asset Allocation Statement, and P1 and FEI have acted in good faith to resolve any differences with respect to items on the Asset Allocation Statement and thereafter are unable to resolve any differences that, in the aggregate, are material, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by P1 and FEI, which firm shall not be the regular accounting firm of P1 or FEI. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by P1 and FEI and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding upon the parties. P1 and FEI shall share equally in all costs attributable to the review and determination by the Allocation Arbiter.

5.3. SALES OR USE TAXES. All sales, use and other similar Taxes, charges and fees, if any, arising out of or in connection with the transactions contemplated by this Agreement (other than any income, capital gains and other similar Taxes, charges and fees imposed on, or imposed in respect of, the income or gain of P1), shall be paid by FEI subsequent to the Execution Date. Each of the parties shall cooperate with the other to the extent reasonably required and permitted by Applicable Law in order to eliminate or minimize any such Tax. Without limiting the foregoing, to the extent any such Tax is imposed, P1 shall prepare and file any required Tax returns in connection therewith and FEI shall pay and promptly discharge when due the entire amount of any such Tax.

        6.     ADDITIONAL OBLIGATIONS; COVENANTS

6.1. CONSENTS

6.1.1. OBTAINING CONSENTS. P1 will use all commercially reasonably efforts to obtain any Consent required to assign all Assumed Contracts and complete all other transfers and transactions contemplated by this Agreement at P1‘s sole expense. P1 will provide FEI with prompt written notice of the effective date of the assignment of any Assumed Contract assigned to FEI after the Closing Date and with a copy of each such Assumed Contract.

6.1.2. ALTERNATIVE ARRANGEMENT. In the event and to the extent that P1 is unable to obtain any such Consent, or if any attempted assignment or novation would be ineffective or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by FEI of all or any material portion of the Assets as contemplated hereby, P1 will reasonably cooperate with FEI, to the extent permitted by law, in a reasonable arrangement under which FEI would, to the fullest extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, and nothing contained herein or in any Related Agreements shall be construed to have assigned any such non-assignable contract or agreement.

6.2. HSR FILING.

6.2.1. FILING OF NOTIFICATION AND REPORT FORM. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) business days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party shall pay its own costs in connection with the preparation and filing thereof, and the parties shall each pay one-half of the filing fees in connection therewith.

6.2.2. ADDITIONAL ACTIONS. Each party shall take such actions as in its sole judgment are appropriate to eliminate any concerns on the part of any Governmental Authority over the enforcement of applicable antitrust laws regarding the legality of the consummation of the transactions contemplated hereby under any antitrust law; provided, however, that notwithstanding the foregoing, neither party shall be required hereunder to appeal any injunction, to divest any of its assets or to take any other specific step which in its sole judgment would not be in its best interest under the circumstances in order to eliminate such concerns.

6.3. EXISTING CUSTOMERS AND BUSINESS PARTNERS. In addition to carrying out P1‘s obligations under the Assumed Contracts as provided under Section 4, FEI will, to the extent commercially reasonable and to the extent the Assumed Contracts pertaining to P1‘s obligations have been provided to FEI, continue to support all P1 sales promotions, production, and business partners for the duration of all contractual obligations under the Assumed Contracts. To the best of P1‘s knowledge, Schedule 6.3 sets forth a true and complete list of all P1 customers and business partners.

6.4. FURTHER ASSURANCES. P1 agrees that, at any time after the Closing Date, upon the request of FEI, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to FEI, its successors and assigns, the transfers contemplated by this Agreement.

6.5. CONDUCT OF BUSINESS OF P1 PENDING THE CLOSING. P1 agrees that, during the period from the Execution Date to the Closing:

6.5.1. OPERATION. P1 shall (a) cause the business operations related to the Assets to be conducted in the ordinary course consistent with past practice, (b) use commercially reasonably efforts to preserve intact the relevant business, properties and organization with respect thereto in all material respects, (c) use commercially reasonable efforts to maintain the Physical Assets in good operating condition and repair (ordinary wear and tear excepted), and (d) use commercially reasonable efforts to preserve for the benefit of FEI the goodwill of customers, vendors and others having business relations with it related to the Assets; and give actual notice to Fan of all actions which might be deemed to be material to the Assets being sold; and

6.5.2. DISPOSITION OF ASSETS. P1 shall: (a) not sell or dispose of any of the Assets, without FEI’s written approval. (b) use commercially reasonable efforts to prevent the occurrence of any event or condition which may have a Material Adverse Effect or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by FEI of all or any material portion of the Assets as contemplated hereby, and (c) not enter into any agreement, in writing or otherwise, that would result in a breach either of the foregoing covenants.

6.6. UPDATED SCHEDULES. P1 shall promptly disclose in writing to FEI any information contained in its representations and warranties or any of the Schedules hereto which, because of an event occurring after the date of this Agreement, is incomplete or is no longer correct as of all times after the Execution Date and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information. In the event that P1 makes any such disclosure prior to the Closing and the Closing occurs, such disclosure shall be deemed to amend and supplement the representations and warranties and the applicable Schedule hereto, and FEI shall have the right to be indemnified with respect to such representations and warranties, and the applicable Schedule thereto as so amended and supplemented, but not with respect to any prior representation and warranty which has been amended, deleted or superseded as a result of such new or amended information. Nothing contained in this Section 6.6 shall be construed as changing any party’s right to terminate this Agreement as provided in Section 13.

6.7. NOTICE OF CERTAIN MATTERS. P1 shall give prompt written notice to FEI, and FEI shall give prompt written notice to P1, of any failure of P1 or FEI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.8. WAIVER AND CONFIDENTIALITY AGREEMENTS. P1 shall use its reasonable best efforts to deliver to FEI on or before the Closing Date a copy of a Waiver and Confidentiality Agreement, in a form reasonably acceptable to FEI (the “Waiver and Confidentiality Agreement”), executed by each of the P1 employees, agents or consultants listed in Schedule 6.8 hereto.

6.9. ACCESS TO RECORDS. Each party agrees to allow representatives of the other party after the Closing, upon reasonable written notice, access to any books and records relating to the Assets for the purpose of filing and supporting Tax returns and Tax audits of such other party or defending any Claim relating thereto or any Third Party Claim. Each party shall preserve such books and records as necessary to support tax returns of the other party relating to the Assets and to notify the other party prior to destruction of any such records relating to periods prior to the Closing if the destruction thereof is scheduled to occur within five (5) years after the Closing Date, and the other party shall be permitted, upon reasonable written notice, to take possession of such records at its sole expense. Nothing herein shall be deemed to constitute a waiver of any attorney-client, work-product or joint-defense privilege.

        7.     OWNERSHIP OF INTELLECTUAL PROPERTY; LICENSES

7.1. OWNERSHIP OF TRADEMARKS. FEI shall own the Trademarks transferred herein as part of the Assets, together with all other trademarks, service marks, logos, symbols or identifiers thereafter after the Closing used or developed by FEI in connection with FEI’s use of the Assets. Subject to FEI’s obligations pursuant to Section 7.1, each of P1 and FEI shall be solely responsible for the protection, maintenance and enforcement of their respective trademarks and any registrations or applications therefor.

        8.     CONFIDENTIALITY

8.1. CONFIDENTIAL INFORMATION. In the course of the performance of this Agreement, P1 and FEI each recognizes that it will obtain, or has prior to the Execution Date obtained, access to the confidential, proprietary, technical, business and operational information of the other, including without limitation the Proprietary Rights (excluding the issued Patents) (the “Confidential Information”). Confidential Information includes all terms of the transactions contemplated by this Agreement.

8.2. NON-CONFIDENTIAL INFORMATION. Information shall not constitute Confidential Information if:

8.2.1. PREVIOUSLY POSSESSED. It is demonstrated to have been in the possession of the receiving party or available to the receiving party prior to the disclosure, without any breach of a duty of confidentiality owed by any party to the disclosing party;

8.2.2. SUBSEQUENTLY OBTAINED. The receiving party rightfully obtains the Confidential Information without breach of this Agreement, or any Applicable Laws, from a third party having no duty of confidentiality to the disclosing party;

8.2.3. DEVELOPED. It is independently developed by the receiving party without use of the Confidential Information; or

8.2.4. AUTHORIZED. The disclosing party authorizes in writing the disclosure of the Confidential Information.

8.3. FEI CONFIDENTIAL INFORMATION. As of the Closing Date, all information disclosed by P1 which becomes or is intended to become the property of FEI by virtue of the transactions contemplated herein constitutes Confidential Information of FEI, as if FEI were the disclosing party therefor.

8.4. STANDARD OF CARE. All Confidential Information shall remain the exclusive property of the disclosing party, and the receiving party may not disclose any Confidential Information of the disclosing party for any reason without the prior written consent of the disclosing party or make any use of such Confidential Information other than as expressly permitted by or necessary to perform its obligations under this Agreement or the Related Agreements. The receiving party shall use the same care and discretion, but no less than reasonable care and discretion, to avoid disclosure, publication, or dissemination of Confidential Information it has received, as the receiving party employs for similar information of its own which it does not desire to publish, disclose or disseminate, except to those employees, directors, agents and/or permitted subcontractors of the receiving party who have a need to know in order to exercise the rights granted or retained pursuant to this Agreement and who have agreed in writing to be bound by the confidentiality terms of the Agreement. The receiving party shall be responsible and liable for breaches of confidentiality obligations by its employees, directors, agents and/or permitted subcontractors.

8.5. REQUIRED DISCLOSURE. Notwithstanding any other provision of this Section 8, if the receiving party is required to disclose any Confidential Information pursuant to legal, accounting or regulatory requirements, the receiving party shall provide to the disclosing party written notice of such required disclosure sufficiently in advance thereof to enable the disclosing party to take reasonable actions to avoid the requirement of disclosure. Notwithstanding the foregoing, and subject to the prior consent of the other party (such consent not to be unreasonably withheld or delayed), either party shall have the right to disclose the existence and material terms of this Agreement to the extent such party reasonably determines is necessary to comply with stock exchange, securities and other similar disclosure requirements. The receiving party shall cooperate with all reasonable requests of the disclosing party in connection therewith.

8.6. SURVIVAL OF COVENANT. Notwithstanding anything contained herein to the contrary, the obligations of the parties under this Section 8 shall survive for a period of five (5) years from the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.

        9.     BOARD OF DIRECTORS.

The Company’s Board of Directors shall be reconfigured to include a maximum of five new board members to be designated by P1, which shall result in a minimum of 33% and a maximum of 39%of the Board of Directors having been designated by P1.

        10.     REPRESENTATIONS AND WARRANTIES OF P1

P1 hereby represents and warrants to FEI as of the date hereof and as of the Closing Date as follows:

10.1. ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. P1 is a corporation duly organized and existing under, and by virtue of, the laws of the state of Nevada and is in good standing under such laws. P1 has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. P1 is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

10.2. CORPORATE POWER. P1 has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms hereof and thereof.

10.3. AUTHORIZATION. All corporate action on the part of P1, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by P1, will constitute valid and binding obligations of P1 enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and except as enforcement of remedies may be limited by general equitable principles.

10.4. COMPLIANCE WITH OTHER INSTRUMENTS, NO CONSENTS, ETC. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under P1‘s Charter or Bylaws, or under any material agreement to which P1 is a party, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon the Assets. No Consent is required to be obtained on the part of P1 to permit the consummation of the transactions contemplated by this Agreement. P1 is not in violation of any term of its Charter or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to P1.

10.5. LITIGATION, ETC. Except as otherwise disclosed on Schedule 10.5, there are no actions, suits, proceedings, oppositions, interferences, cancellation proceedings, challenges, or other legal or governmental proceedings (nor, to the best of P1‘s knowledge, investigations pending against P1 or its officers or properties before any court, arbitrator or governmental agency)(the foregoing collectively referred to as “Actions”), nor, to the best of P1‘s knowledge, is there any threat of any of the foregoing Actions; provided, however, that with respect to Actions arising out of activities outside the United States of America, or exclusively arising under and subject to jurisdictions outside the United States of America, the foregoing representation and warranty is made only to the extent that such Actions, individually or in the aggregate, would not result in a Material Adverse Effect or a breach of any of the assigned contracts P1 is not a party to or subject to the provisions of any Governmental Order that, in any such case, questions the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken by P1 in connection herewith or therewith, or that challenges the validity, enforceability or ownership by P1 of any of the Proprietary Rights or any of the assigned contracts. There is no action, suit, proceeding or investigation by P1 currently pending or that P1 currently intends to initiate that questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken by P1 in connection herewith or therewith, or the validity, enforceability, use or ownership by P1 of any of the Proprietary Rights.

10.6. OWNERSHIP OF ASSETS. P1 owns all of the Assets free and clear of all liens, security interests and other encumbrances other than Permitted Liens and Outstanding License Agreements.

10.7. DISCLOSURE. The representations and warranties of P1 contained in this Agreement and the Related Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. P1 has no present intention to transfer this Agreement or any of its rights or obligations hereunder or under the Related Agreements to any third party or any of its Affiliates.

10.8. TITLE TO ASSETS.

10.8.1. NO LIENS. Except as otherwise disclosed on Schedule 10.8.1 and subject to any Permitted Liens or Outstanding License Agreements, P1 has good and marketable title to all of the Assets, the Documentation, and the Proprietary Rights, and has the sole and exclusive right to use, sell, license, dispose of or bring actions for the infringement of the Proprietary Rights or any of the other Assets and has taken all reasonable actions necessary to perfect and protect the proprietary rights.

10.8.2. FEES. Except as otherwise disclosed in Schedule 10.8.2, P1 has no royalties, honoraria, fees or other payments due and payable to any third party in connection with the Proprietary Rights or other elements of the Assets, including to any Person by reason of ownership, use, licensure, sale or disposition of any of the same, the nonpayment of which has resulted or will result in a Material Adverse Effect and FEI will have no such obligations from and after the closing.

10.8.3. CLAIMS TO PROPRIETARY RIGHTS. Except as otherwise disclosed in Schedule 10.8.3, none of the former or present employees, officers, directors or independent contractors of P1 holds any contractual right, title or interest, directly or indirectly, in whole or in part, in or to any Proprietary Right, or has asserted any claim with regard to any Proprietary Right.

10.8.4. INFRINGEMENT. (a) Except as otherwise disclosed in Schedule 10.8.4, None of the Assets or the other assets to be transferred by P1 to FEI in accordance with this Agreement, or the use thereof, (i) encroaches or infringes upon any property or rights (including without limitation any copyrights, patents, trade secrets or trademarks) of any third party, or (ii) contravenes any applicable material law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of material law. The foregoing representation and warranty is made only to the best of P1‘s knowledge with regard to the receipt by P1 of any notice where such notice was received by P1 only outside the United States of America. (b) Except as otherwise disclosed in Schedule 10.8.4 and subject to the Permitted Liens and Outstanding License Agreements, there are no agreements or arrangements between P1 and any third party which have any effect upon P1‘s title to or other rights respecting the Assets, including the right to transfer the same as contemplated by this Agreement and the Related Agreements.

10.9. CONDITION OF PHYSICAL ASSETS. The Physical Assets are in good operating condition and repair (ordinary wear and tear excepted) and are available for immediate use.

10.10. ADEQUACY OF PROPERTY. Except as set forth herein, the Assets, the license grant in paragraph 7.4 hereof, and the Assumed Contracts, constitute all of the assets and rights necessary to conduct, in all material respects, the business related to the Assets as presently conducted.

10.11. LICENSES AND ASSUMED CONTRACTS.

10.11.1. LICENSES. Each Assumed Contract is valid, binding, and enforceable in accordance with its terms, is in full force and effect, and P1 is not in breach, violation or default under any such license or agreement. Neither the execution nor delivery by P1 of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in any breach, violation or default under, or require the consent of any other party to, any such agreement.

10.11.2. ASSUMED CONTRACTS. Schedule 10.12.2 contains a complete and correct list of all material contracts, instruments, commitments and agreements relating to the Assets or the other assets to be transferred by P1 to FEI in accordance with this Agreement, including the Assumed Contracts to be transferred to FEI upon Closing. P1 has delivered to FEI correct and complete copies of all Assumed Contracts that are assignable by P1 to FEI as of the Closing Date, including any and all amendments thereto. P1 has specifically identified in Exhibit A the number and extent of all such Assumed Contracts that involve the license of source code. All of the Assumed Contracts are in full force and effect, and P1 is not currently in breach of any of the terms of the Assumed Contracts. Except as specifically identified in Schedule 2.4 or 2.5, none of the other parties to the Assumed Contracts are not performing, or have provided P1 with written notice that it will not be able to perform, the party’s obligations under the Assumed Contract. Except as specifically identified in 10.11.2, P1 can assign to FEI all of the Assumed Contracts which are assignable by P1 to FEI as of the Closing Date, and after Closing, FEI shall have been assigned all rights of P1 under such Assumed Contracts.

10.12. CURRENT USE. Except as set forth on Schedule 10.12, the reproduction, distribution, marketing, manufacture, development, use, sale, license, or sublicense of any Proprietary Rights, Documentation or any other Asset in the manner currently so done by P1 does not (i) violate any license or agreement with any third party or (ii) infringe on, or otherwise conflict with, the rights of any person, nor has such violation or an infringement been alleged or noticed to P1, and to the best of P1‘s knowledge, there is no valid basis for any such allegation. Except as otherwise disclosed in Schedule 10.12, P1 has not, in connection with the Assets or any portion thereof, received notice, that it or any of its customers or distributors has infringed any copyright, patent, trademark, trade name, or other intellectual property right of any third party or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection. P1 has not asserted any such claim of infringement, misappropriation or misuses against any third party in connection with the Assets.

10.13. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither P1 nor any other Person acting for P1 makes any representation or warranty, express or implied, and P1 and FEI hereby disclaim any such representation or warranty, whether by P1 or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by P1 of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, including any implied warranties of merchantability and fitness for a particular purpose.

10.14 CAPITAL CONTRIBUTION. P1 shall provide FEI with interim funding for its Disk Manufacturing Facility (“DMF”) in Reno, Nevada on terms and conditions to be mutually agreed upon by the parties hereto under separate cover. The initial funding requirement is $11,000, which shall be provided by P1 to FEI specifically for the DMF on or before the Execution Date hereof.

        11.     REPRESENTATIONS AND WARRANTIES OF FEI

FEI hereby represents and warrants to P1 as of the date hereof and the Closing Date as follows:

11.1. ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. FEI is a corporation duly organized and existing under, and by virtue of, the laws of the state of Nevada and is in good standing under such laws. FEI has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. FEI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

11.2. CORPORATE POWER. FEI has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

11.3. AUTHORIZATION. All corporate action on the part of FEI necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by FEI, will constitute valid and binding obligations of FEI enforceable in accordance with their respective terms.

11.4. COMPLIANCE WITH OTHER INSTRUMENTS, NO CONFLICTS, ETC. The execution, delivery and performance of, and compliance with, this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under FEI’s Certificate of Incorporation or Bylaws, or under any agreement to which FEI is a party, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of FEI or the FEI Shares. No Consent is required to be obtained on the part of FEI to permit the consummation of the transactions contemplated by this Agreement, except those Consents expressly identified in this Agreement. FEI is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to FEI.

11.5. LITIGATION, ETC. Except as otherwise disclosed in Schedule 11.5, there are no actions, suits, proceedings, oppositions, challenges or investigations pending against FEI or its officers or properties before any Governmental Authority (or, to the best of FEI’s knowledge, is there any threat thereof), and FEI is not a party to or subject to the provisions of any Governmental Order that, in any such case, questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken in connection or herewith or therewith. There is no action, suit, proceeding or investigation by FEI currently pending or that FEI currently intends to initiate that questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken in connection or herewith or therewith.

11.6. DISCLOSURE. The representations and warranties of FEI contained in this Agreement or the Related Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. FEI has no present intention to transfer this Agreement or any of its rights or obligations hereunder or under the Related Agreements to any third party.

11.7. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither FEI nor any other Person acting for FEI makes any representation or warranty, express or implied, and P1 and FEI hereby disclaim any such representation or warranty, whether by FEI or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by FEI of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby.

        12.     INDEMNIFICATION

12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 10, any representation and warranty made in this Agreement or any Related Agreement shall survive for a period of five (5) years following the Closing Date and any covenant or obligation under this Agreement or any Related Agreement to be performed after the Closing shall survive the Closing and continue until the expiration of the applicable statute of limitations. All other representations and warranties of the parties in this Agreement or any Related Agreement and any covenant or obligation to be performed prior to the Closing shall survive the Closing for a period of two (2) years after the Closing Date. Notwithstanding the foregoing to the contrary, if a Claim is timely made, it may continue to be asserted beyond the termination date of the representation, warranty or covenant to which such Claim relates.

12.2. INDEMNIFICATION.

12.2.1. INDEMNIFICATION BY P1. P1 hereby agrees to indemnify, defend and hold harmless each member of the Board of Directors, and each affiliate of FEI from and against all Damages asserted against, imposed upon or incurred by any member of FEI, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of P1 set forth in this Agreement, any certificates required to be provided by P1 pursuant to this Agreement, or any other agreement or obligation of the P1 contained in or made pursuant to this Agreement or any of the Related Agreements; (ii) the conduct and operation of P1‘s business on or before the Closing Date; (iii) the sale, license, use or operation of the Assets on or before the Closing Date; (iv) the Assumed Contracts on or before the Closing Date; and (vi) except as otherwise provided in Section 5.3, liabilities of P1 for any Taxes, including without limitation arising as a result of the transactions contemplated by this Agreement or the conduct or operation of P1‘s business on or prior to the Closing Date.

12.2.2. INDEMNIFICATION BY FEI. FEI hereby agrees to indemnify, defend and hold harmless each member of P1 from and against all Damages asserted against, imposed upon or incurred by any member of P1, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of FEI set forth in this Agreement, any certificates required to be provided by FEI pursuant to this Agreement, or any other agreement or obligation of FEI contained in or made pursuant to this Agreement or any of the Related Agreements; (ii) the Assumed Contracts from and after the Closing Date if assignable, to the extent assigned on the Closing Date and from and after the effective date of any such Assumed Contract if assigned to FEI after the Closing Date (but only if FEI has received written notice of such post-Closing Date assignment); and (iii) the sale, license, use or operation of the Assets from and after the Closing Date.

12.3. THIRD-PARTY CLAIMS. The obligations and liabilities of each party to this Agreement under Section 12.2 related to Third-Party Claims shall be subject to the following terms and conditions:

12.3.1. PARTICIPATION BY INDEMNIFYING AND INDEMNIFIED PARTY. Upon receipt of written notice of any Third-Party Claim asserted against, imposed upon or incurred by an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party thereof in writing. The Indemnifying Party shall be entitled, at its own expense, to participate in and, upon notice to the Indemnified Party, to undertake the defense thereof in good faith by counsel of the Indemnifying Party’s own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, provided that (i) the Indemnified Party shall at all times have the option, at its own expense, to participate fully therein (without controlling such action) and (ii) if in the Indemnified Party’s reasonable judgment (as evidenced and supported by an opinion of its legal counsel who will not be the same counsel who will represent the Indemnified Party in the underlying case) a conflict of interest exists between such Indemnified Party and the Indemnifying Party in respect of such Third-Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel.

12.3.2. FAILURE BY INDEMNIFYING PARTY TO DEFEND. If within thirty (30) days after written notice to the Indemnified Party of the Indemnifying Party’s intention to undertake the defense of any Third-Party Claim the Indemnifying Party shall fail to defend the Indemnified Party against such Third-Party Claim, the Indemnified Party will have the right (but not the obligation) to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account and at the risk of, the Indemnifying Party.

12.3.3. RIGHT OF INDEMNIFIED PARTY TO DEFEND AND SETTLE. Anything in this Section 12.3 to the contrary notwithstanding, if a Third-Party Claim is asserted against an Indemnified Party and there is a reasonable probability in the Indemnified Party’s reasonable good faith judgment that a Third-Party Claim may materially and adversely effect the Indemnified Party, other than as a result of the imposition of money damages or other money payments, (i) the Indemnified Party shall have the right, at its sole option, to take over the defense of such Third-Party Claim (in which case the Indemnifying Party and the Indemnified Party shall share equally the cost and expense of such defense) or to co- defend such Third-Party Claim (in which case the Indemnified Party shall assume the cost and expense of the additional counsel) and no compromise or settlement of such Third-Party Claim shall be permitted without the consent of both the Indemnified Party and the Indemnifying Party and (ii) the Indemnifying Party and the Indemnified Party shall not, without the prior written consent of the other party, settle or compromise any Third-Party Claim or consent to the entry of any judgment relating to any such Third-Party Claim, unless such settlement, compromise or judgment includes as an unconditional term thereof that the Indemnified Party shall be released from all liabilities in respect of such Third-Party Claim.

12.4. LIMITATION ON INDEMNIFICATION OBLIGATIONS.

12.4.1. LIMITATION. Notwithstanding anything contained in this Section 12 to the contrary, no party shall assert a Claim against the other party for indemnification hereunder, unless and until the amount of all Damages determined to have been incurred or suffered at the time by the Indemnified Party exceeds, in the aggregate, $100,000, (the “Threshold Amount”) and then only for the excess of such amount. The parties hereto further acknowledge and agree that the total indemnification obligations of each party hereto under this Agreement shall not exceed, in the aggregate for such party, $4,000,000. The foregoing limitations shall not apply to Claims made by a party with respect to fraud on the part of the other party or a breach by the other party of any representation or warranty in this Agreement or any Related Agreement, of which such breaching party had knowledge on or prior to the Closing, or to a breach by FEI of its obligations under Section 5.3.

12.5. CONSEQUENTIAL DAMAGES. No party hereto shall have any liability under any provision of this Agreement for, and in no event shall any party’s Threshold Amount be applied to, any consequential, special or indirect Damages, including lost profits.

        13. TERMINATION

13.1. METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:

13.1.1. MUTUAL CONSENT. By the mutual written consent of P1 and FEI;

13.1.2. FAILURE TO CLOSE. By either P1 or FEI, if the Closing shall not have occurred prior to March 31, 2002, provided, however, that the right to terminate this Agreement under this Section 13.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

13.1.3. NON-FULFILLMENT OF P1’S CONDITIONS. By P1, if any of the conditions set forth in Section 3.2 becomes incapable of fulfillment and is not waived by P1;

13.1.4. NON-FULFILLMENT OF FEI’S CONDITIONS. By FEI, if any of the conditions set forth in Section 3.3 becomes incapable of fulfillment and is not waived by FEI;

13.1.5. GOVERNMENTAL ORDER. By either P1 or FEI, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and unappealable, provided, however, that the provisions of this Section 13.1.5 shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

13.1.6 CHANGE IN CONTROL OF FEI. By P1 at any time prior to the Closing upon a Change of Control of FEI.

13.2. PROCEDURE UPON TERMINATION PRIOR TO CLOSING. In the event of termination or abandonment pursuant to Section 13.1 hereof, written notice thereof shall be given to the other party hereto and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by FEI or P1. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party will redeliver all documents, work papers, confidential information and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same. A party hereto who shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and who shall have not breached any representation, warranty, covenant or agreement of such party contained in this Agreement shall not have any liability or further obligation to the other party to this Agreement.

        14.     MISCELLANEOUS

14.1. PUBLICITY. Each of the parties acknowledges the importance of appropriate disclosures in positioning the relationship between the two companies to the distribution channel, the press, customers and others.

14.1.1. PRESS RELEASE. Within thirty (30) business days following the Execution Date, FEI and P1 will jointly issue a press release regarding the execution of this agreement in a form mutually agreed by and between FEI and P1.

14.1.2. FUTURE PRESS RELEASES. Each of the parties agrees that until six (6) months following the Closing, no press release or other disclosures by company representatives shall conflict with the initial press releases approved by the parties pursuant to Section 14.1.1 hereof without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Approval shall be deemed to have been given if there is a written response to a proposed release or disclosure is not delivered to the requesting party within two (2) business days after delivery of a request for such approval.

14.2. NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in the English language, in written or electronic form and shall be deemed delivered (i) on the date of delivery when delivered by hand, (ii) on the date of transmission when sent by facsimile transmission during normal business hours with written confirmation of receipt, (iii) one day after dispatch when sent by overnight courier maintaining records of receipt, or (iv) three days after dispatch when sent by certified mail, postage prepaid, return- receipt requested; provided that, in an any such case, such communication is addressed as follows:

(a) if to P1, to: Project 1000, Inc. 668 North 44th Street Suite 248 Phoenix, Arizona 85008 (b) if to FEI, to: Fan Energy, Inc. 11811 North Tatum Blvd. Suite 3031 Phoenix, AZ 85028

14.3. RELATIONSHIP OF THE PARTIES. It is understood and agreed that each of the parties hereto is an independent contractor, and that neither party is, or shall be considered to be, by virtue of this Agreement, an agent or representative of the other party for any purpose.

14.4. ASSIGNMENT. Neither party may assign this Agreement except in connection with a merger, consolidation, or sale of all or substantially all of the assigning party’s relevant business or assets, or with the prior written consent of the other party.

14.5. BINDING EFFECT. This Agreement shall be binding on all parties hereto, and shall be binding upon and inure to the benefit of each party and its respective permitted successors and assigns.

14.6. WAIVER; MODIFICATION; AMENDMENT. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other different, or subsequent, breach by either party. This Agreement, including the Schedules and Exhibits attached hereto may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

14.7. FORCE MAJEURE. Each of the parties hereto shall exert diligence in performing its obligations under this Agreement, but neither shall be liable in any manner whatsoever for failure to perform or delay in performing such obligations, if and to the extent and for so long as such failure or delay in performance or breach is due to natural disasters, strikes or labor disputes, natural forces, or other acts of God or cause reasonably beyond the control of such party. Any party desiring to invoke this Section 14.7 shall notify the other in writing of such desire and shall use reasonably efforts and due diligence to resume performance of its obligations.

14.8. UNITED NATIONS. The parties expressly exclude, if applicable, the application of the United Nations Convention on Contracts for the International Sale of Goods.

14.9. SEVERABILITY. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic and practical effect as the original provision and the remainder of this Agreement will remain in full force and effect.

14.10. NO INTERPRETATION AGAINST DRAFTER. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

14.11. GOVERNING LAW; ARBITRATION. This Agreement shall be governed and enforced in accordance with the substantive laws of the State of Nevada, without regard to any such laws or regulations that may direct the application of the law of any other jurisdiction. Any controversy, claim or dispute between the parties arising out of or relating to this Agreement or any Related Agreement or any breach hereof or thereof shall be referred to final and binding resolution by the FEI and P1 senior executives who have authority to reach agreement on any matters in dispute upon written request by either party specifying in reasonable detail the nature of the dispute. In the event that such FEI and P1 senior executives are unable to resolve the dispute within thirty (30) days after the initial request for dispute resolution, the dispute shall be settled by final and binding arbitration before a sole arbitrator in the headquarters city of the non-initiating party pursuant to the then-current Commercial Rules of the American Arbitration Association and the federal substantive and procedural law of arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will not have the power to award punitive or exemplary damages or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement. Each party will assume its own attorney’s fees and costs related to the arbitration. Unless otherwise determined by the arbitrator, the costs and expenses of the arbitration shall be borne as determined by the arbitrator.

14.12. ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements with respect thereto, whether written or oral.

14.13. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.14. TERMS GENERALLY. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references to “party” and “parties” shall be deemed references to the parties to this Agreement unless the context shall otherwise require. The terms “this Agreement”, “hereof”, “hereunder”, and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. All references to Sections, paragraphs, Schedules and Exhibits shall be deemed references to Sections of, paragraphs of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The term “or” is used in its inclusive sense (“and/or”).

14.15. EXPENSES. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement such costs and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Closing shall have occurred.

14.16. REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. All remedies afforded to the parties under this Agreement or any Related Agreement, Applicable Law or otherwise shall be cumulative and not alternative. Each of the parties agrees that in the event of any breach or threatened breach by a party of any provision of this Agreement or any Related Agreement, the other party shall be entitled, in addition to any other rights or remedies it may have, to a decree or order of specific performance or mandamus to enforce the observance and performance of such provision and an injunction restraining such breach or threatened breach.

14.17 CHANGE IN CONTROL. Neither the consideration paid nor any other covenant of this Agreement shall cause a Change in Control as defined herein of FEI as a result of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.

PROJECT 1000, INC. By: /s/_______________________________ Name: _____________________________ Title: President FAN ENERGY, INC. /s/___________________________________ By: Peter Ashworth Its: President

SCHEDULES. These Schedules are being delivered by Project 1000, Inc., a Nevada corporation (“P1”), to Fan Energy, Inc., a Nevada Corporation (“FEI”), and from FEI to P1, pursuant to the Asset Purchase Agreement dated February 19, 2002 (the “Agreement”) to be executed by and between P1 and FEI, of which these Schedules are a part. Unless otherwise defined in these Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement. Each Exhibit and Schedule attached hereto is incorporated herein by reference and forms part of these Schedules.

        SCHEDULE NUMBER                                          TITLE

2.4	Assets
2.5	Assets, Additional Assets
2.6	Assumed Contracts
2.28	Outstanding License Agreements
2.29	Patents
2.30	Permitted Liens
2.31	Physical Assets
3.2.4	P1 Opinion of Legal Counsel
3.2.6	FEI Shareholder List
3.2.5	FEI Opinion of Legal Counsel
3.4.1.1	Bill of Sale
3.4.3	P1 Secretary Certificate
3.4.4	P1 Officer Certificate
3.4.5	P1 Good Standing Certificate
3.4.6	P1 Board of Director Acceptance
3.4.7	Verification Documents
3.5.3	FEI Secretary Certificate
3.5.4	FEI Officer Certificate
3.5.5	FEI Good Standing Certificate
3.5.6	FEI Appointment and Resignation of Directors
10.8.1	Liens
10.8.2	Fees
10.8.3	Claims to Property Rights
10.8.4	Infringement
10.12.1	Licenses
10.12.2	Assumed Contracts
10.13	Current Use
11.5	Litigation

Schedule Number 2.4 Assets

Schedule Number 2.5 Assets, Additional Assets

Schedule Number 2.6 Assumed Contracts

Schedule Number 2.28 Outstanding License Agreements

Schedule Number 2.29 Patents

Schedule Number 2.30 Permitted Liens

Schedule Number 2.32 Physical Assets

Schedule Number 3.2.4 P1 Opinion of Counsel

Schedule Number 3.2.6 FEI Shareholder List

Schedule Number 3.3.5 FEI Opinion of Counsel

Schedule Number 3.4.1.1 Bill of Sale

Schedule Number 3.4.3 P1 Secretary Certificate

Schedule Number 3.4.4 P1 Officer Certificate

Schedule Number 3.4.5 P1 Good Standing Certificate

Schedule Number 3.4.6 P1 Board Acceptance

Schedule Number 3.4.7 Verification of Documents

Schedule Number 3.5.3 FEI Secretary Certificate

Schedule Number 3.5.4 FEI Officer Certificate

Schedule Number 3.5.5 FEI Good Standing Certificate

Schedule Number 3.5.6 FEI Appointment and Resignation of Directors

Schedule Number 10.8.1 Liens

Schedule Number 10.8.2 Fees

Schedule Number 10.8.3 Claims to Property Rights

Schedule Number 10.8.4 Infringement

Schedule Number 10.11.1 Licenses

Schedule Number 10.12 Current Use

Schedule Number 11.5 Litigation